Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 15,000,000.00	0.000087	$ 1,305.00
Fees Previously Paid
	Total Transaction Valuation:	$ 15,000,000.00
	Total Fees Due for Filing:			$ 1,305.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,305.00
Offering Note
[1]	The transaction valuation is estimated solely to calculate the filing fee. It assumes that the maximum aggregate purchase price of $15,000,000 is paid to buy shares of Class A common stock, par value $0.0001 per share, of PLAYSTUDIOS, Inc. under the offer. The filing fee is calculated under Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, and the Commission's fee rate for fiscal year 2027, effective October 1, 2026. It equals $87.00 per $1,000,000 of the transaction valuation.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources